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                                                                      EXHIBIT 99

                                [XCare.net LOGO]


FOR IMMEDIATE RELEASE

Contact:
Peter Cheesbrough, SVP and CFO XCare.net, Inc.
(800) 723-3033 x223

Investor Relations:
Meredith Pudalov/Dory Lombardo
Financial Media: Rob Ingram/Eileen King
Morgen-Walke Associates
212-850-5600

                   XCARE.NET ADOPTS SHAREHOLDERS' RIGHTS PLAN

         ENGLEWOOD, CO, JULY 13, 2000 - XCARE.NET, INC. (NASDAQ: XCAR), a leading eBusiness solutions and services provider for healthcare organizations, announced today that its board of directors has adopted a Shareholders' Rights Plan. Under the plan, XCare.net will issue a dividend of one right for each share of common stock -- par value of $0.001 per share -- of the Company held by stockholders of record as of the close of business on August 10, 2000. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company. The Company added that the plan was not adopted in response to any attempt to acquire the Company, and that it is not aware of any such efforts.

         Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $60. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the Company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

ABOUT XCARE.NET

XCare.net is a leading provider of strategic eBusiness consulting and web development services for the healthcare industry. Employing it proprietary eHealth Development Discipline, the Company: a) leads consulting engagements with clients to envision an eHealth strategy, b) builds the web applications and portals necessary to execute the client's strategic business objectives (brand-building, business transformation, cost-savings and/or revenue-generating), c) integrates partner and proprietary solutions through its "Solution Exchange" of products and services, and d) hosts high-value transaction and portal applications. XCare.net's web solutions leverage its proprietary XML-based platform architecture and technologies in conjunction with the eXtensible Topic Mapping publishing standard to provide a mass-customized and personalized eBusiness environment. For more information please contact Tom Pianko at 720-554-1230 or tpianko@xcare.net.

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